EXHIBIT 99.2
For Immediate Release: February 23, 2006
Occidental to Grow Production by 5-7% Per Year Over Five Years
     LOS ANGELES –- Occidental Petroleum Corporation (NYSE: OXY) today announced its 2006-2010 growth plan at a meeting with financial analysts in New York.
     Occidental’s Chairman, President and Chief Executive Officer, Dr. Ray R. Irani, told the analysts, “We have an attractive pipeline of short-term and medium-term projects with a portfolio of high quality assets that will keep our combined oil and gas production growing at a sustainable annual rate of at least 5 percent, and possibly 7 percent. Equally important, we are committed to maintaining the disciplined execution of our capital program in funding these projects in order to keep our financial returns solidly in the top quartile among our industry peers and retain our “A” credit rating.”
     Occidental emphasized that the company’s base production outlook for 2010 of at least 700,000, and possibly 785,000, equivalent barrels of oil per day, was based on projects already in hand and did not depend on new exploration success, new enhanced oil recovery (EOR) projects or new acquisitions. Growth will come from the company’s Argentina assets that were recently acquired from Vintage Petroleum, the giant Dolphin gas project in Qatar and the United Arab Emirates, the Mukhaizna EOR project in Oman, and Libya. The company also expects to grow its California production through a combination of the primary drilling and EOR projects at its Elk Hills operation and by increasing production from former Vintage properties in southern California. The company also has a large inventory of EOR projects in the Permian Basin of Texas and New Mexico where it expects to offset moderate decline rates and keep production stable.
     In addition, Occidental discussed a number of new growth opportunities in its core operating areas that could increase production in 2010 to between 805,000 and 950,000 equivalent barrels per day, for a potential annual growth rate at midpoint of approximately 10 percent over five years.
     Occidental also reaffirmed its plan to repurchase 10 million shares. The company also said it expects to buy back an additional 20 million shares over the intermediate term from free cash flow and the proceeds from Vintage asset sales.
     “If oil prices remain above $50 per barrel, we will generate significant free cash flow in excess of what is required to sustain growth of 5 to 7 percent,” said Dr. Irani. “The extra cash will be used to increase our growth rate and to buy back shares. Our preference is to grow the business at a faster rate, but if the new projects we are currently considering encounter timing delays or fail to measure up to our hurdle rates, we will use the excess cash to buy back additional shares. We will compare the potential for value creation of new projects with share repurchases and asset acquisitions and make decisions based on what will create the greatest value for our shareholders over the long haul.”
     Dr. Irani also pledged that the company would remain focused on the fundamentals of the business, including optimizing profits and free cash flow per equivalent barrel, keeping finding and development costs in the top quartile, growing oil and gas reserves at a rate well in excess of production and maintaining financial discipline. “Focusing on these fundamentals,” Dr. Irani stressed, “should keep our returns on equity and capital employed in the top quartile — and ultimately generate top quartile total returns for our stockholders.”
Forward-Looking Statements
Statements in this release that contain words such as “will,” “expect” or “estimate,” or otherwise relate to the future, are forward-looking and involve risks and uncertainties that could significantly affect expected results. Factors that could cause results to differ materially include, but are not limited to: exploration risks such as drilling of unsuccessful wells; global commodity pricing fluctuations and supply/demand considerations for oil, gas and chemicals; higher-than-expected costs; political risk; changes in tax rates; unrealized acquisition benefits or higher than expected integration costs; and not successfully completing (or any material delay in) any expansion, capital expenditure, acquisition, or disposition. You should not place undue reliance on these forward-looking statements which speak only as of the date of this release. Unless legally required, Occidental does not undertake any obligation to update any forward-looking statements as a result of new information, future events or otherwise. U.S. investors are urged to consider carefully the disclosure in our Form 10-K, available through the following toll-free telephone number, 1-888-OXYPETE (1-888-699-7383) or on the Internet at http://www.oxy.com. You also can obtain a copy from the SEC by calling 1-800-SEC-0330.
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Contacts:	Lawrence P. Meriage (media) 310-443-6562 Kenneth J. Huffman (investors) 212-603-8183

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